EXHIBIT 99.1
Westmoreland Reports
Year End 2008 Results
Colorado Springs, CO — March 13, 2009 — Westmoreland Coal Company (NYSE: Alternext US:WLB) reported today a net loss applicable to common shareholders of $49.9 million ($5.25 per diluted share) for 2008 compared to a net loss of $23.2 million ($2.53 per diluted share) for 2007.
The 2008 net loss includes $13.3 million in charges related to various debt financings previously reported, a $2.6 million expense for the settlement of two coal royalty claims, and a $2.0 million restructuring charge. These items were partly offset by the $0.9 million gain on the sale of our interest in the Ft. Lupton power project.
The 2007 net loss benefited from $12.5 million of income and gains from one time sales of assets and settlements in a benefit fund. These items were partially offset by a $4.5 million restructuring charge, a $1.1 million inventory impairment, and a $0.8 million termination fee related to the termination of the operating contract for our Absaloka Mine.
Excluding the $17.1 million of 2008 net expenses and the $6.0 million of 2007 income from the items discussed above, our net loss increased by $3.6 million. This increase in net loss was primarily driven by increases in our mining depreciation, depletion, and amortization expenses due to increased capital expenditures and the impact of fuel and other commodity cost increases. We also saw significant reductions in our 2008 power segment and corporate expenses. These savings were offset by an increase in our heritage workers compensation costs, which was driven primarily by a decrease in the discount rate used and unfavorable claims experience.
Our 2008 sales increased to $509.7 million compared with $504.2 million in 2007. This increase was primarily driven by a $4.7 million increase in our power segment revenues related to an increase in megawatt hours sold and favorable price increases. Our 2008 coal segment sales increased by $0.9 million as a decrease in tons sold and the impact of our Jewett Mine’s new coal sales contract were offset by pass-through revenues recognized upon the settlement of coal royalty claims.
“In the face of an unprecedented and difficult business environment, we took steps to address issues of long term viability and survival in 2008,” said Keith E. Alessi, Westmoreland’s Chairman and CEO. “Towards that end, we moved decisively to improve our liquidity and strengthen our balance sheet. We completed the refinancing of both our mining and power debt, issued new convertible notes, renewed our WRI revolving line of credit, formed Absaloka Coal LLC and closed a series of transactions that should allow us to more fully benefit from the Indian Coal Production Tax Credits we generate. We also made significant investments in our mines during the year, which will allow us to continue to improve our productivity and operating results. These and other initiatives aimed at solidifying our business resulted in significant charges during the year, many of which were non-cash in nature. While we will continue our keen focus on cost control, the external market and business environment will provide further challenges in 2009.”

Coal Segment
The following table shows comparative coal revenues, sales volumes, cost of sales and percentage changes between the periods:

	Year Ended December 31,
			Increase / (Decrease)
	2008	2007	$	%
	(In thousands)
Revenues	$419,806	$418,870	$936	0.2%
Operating income	15,211	18,723	(3,512)	(18.8)%
Tons sold — millions of equivalent tons	29.3	30.0	(0.7)	(2.3)%
Our 2008 coal revenues increased to $419.8 million in 2008 compared with $418.9 million in 2007. This increase occurred as a 0.7 million decrease in tons sold during 2008 was offset by a 2% overall increase in pricing due to increases in commodity based indices and favorable contract renewals as well as pass-through revenues recognized upon the settlement of our coal royalty claims. Our coal segment’s operating income decreased to $15.2 million in 2008, down from $18.7 million in 2007. Excluding special items of a $2.6 million expense for the 2008 settlement of a coal royalty dispute, an $0.8 million termination fee paid in 2007 for our Absaloka Mine operating contract, an $1.1 million inventory impairment in 2007, and restructuring charges, our coal segment’s operating income decreased by $3.4 million. This decrease in operating income was driven by an increase in our 2008 depreciation expense resulting from capital expenditures and updated reclamation studies, which drove increased reclamation depletion and accretion expense. Our coal segment profits were also negatively impacted by reduced tonnages and increases in fuel and other commodity costs in 2008.
Power Segment
The following table shows comparative power revenues, operating income, production and percentage changes between periods:

	Year Ended December 31,
			Increase / (Decrease)
	2008	2007	$	%
	(In thousands)
Revenues	$89,640	$84,953	$4,687	5.5%
Operating income	16,920	14,150	2,770	19.6%
Megawatt hours — thousands	1,641	1,590	51	3.2%
Our 2008 power segment revenues increased to $89.6 million compared to $85.0 million in 2007. These revenues increased due to an increase in megawatt hours sold as we had a large unexpected shutdown in 2007 and improved operating performance in 2008. Additionally, we had a 5% favorable price increase, which was largely driven by increases in inflation indices.
Our power segment’s operating income was $16.9 million in 2008 compared with $14.1 million in 2007. Excluding the special items of a $0.9 million gain in 2008 on the sale of our royalty interest in Ft. Lupton, a $0.5 million gain on the sale of our power operations and maintenance businesses in 2007, and a $0.7 million restructuring charge in 2007, our power segment’s operating income increased by $1.7 million. This increase was primarily driven by the execution of the restructuring plan we initiated in 2007 and the resulting cost savings.

Heritage Segment
Our 2008 heritage costs were $35.5 million compared to $28.6 million in 2007. Excluding the $5.8 million Combined Benefit Fund gain we recognized in 2007, our heritage expenses increased by $1.1 million. This increase was primarily driven by a $3.2 million increase in our workers compensation expenses due to a decrease in the discount rate used and unfavorable claims experience. Favorable health care benefit experience was offset by increased legal costs primarily due to the resolution of claims and cost containment efforts.
Corporate Segment
Our corporate segment’s operating expenses totaled $12.7 million in 2008 compared to $10.1 million in 2007. Excluding the restructuring charges of $1.8 million and $3.1 million, respectively, in 2008 and 2007, and the $5.6 million gain on the 2007 sale of mineral rights, our corporate segment operating expenses decreased by $1.8 million. This decrease was driven primarily by the execution of our restructuring plan and the resulting cost savings.
Other Income (Expense), Income Tax Expense and Discontinued Operations
Our 2008 other expense increased to $31.6 million, compared with $17.4 million of expense in 2007. This increase was predominately driven by special item expenses including $8.1 million of interest on the beneficial conversion feature associated with our convertible debt and the $3.8 million and $1.3 million losses on the extinguishment of our mining and power debt, respectively, which we refinanced in 2008. Our 2008 income tax expense was $0.9 million compared with $0.2 million in 2007, which increased due to increases in state income taxes and a provision for a state income tax claim. Our 2007 income from discontinued power operations and maintenance business, which we sold in 2007, was $1.7 million.
Cash Flow from Operations
Cash provided by operating activities decreased $27.3 million in 2008 compared to 2007 primarily as a result of a $26.8 million increase in our net loss, which was offset with $8.9 million of non-cash interest expense and $3.2 million of non-cash losses for extinguishment of debt and other than temporary impairments of investments. Our 2008 operating cash flows were also negatively impacted by $3.5 million in severance payments related to our restructuring plan. Our 2007 operating cash flows benefitted from $5.6 million of cash received from the black lung trust fund and $10.0 million of cash for a reserve dedication fee from a customer.
Our working capital deficit at December 31, 2008, decreased by $70.5 million to approximately $24.2 million compared to a $94.7 million deficit at December 31, 2007. The increase in working capital was primarily a result of the ROVA and WML debt refinancing, which have increased cash and cash equivalents by $20.2 million and reduced current installments of long-term debt by $52.5 million and amounts outstanding under our revolving lines of credit by $3.9 million.
Liquidity
In 2008, we took the following steps to improve our liquidity:
•	On March 4, 2008, we completed the sale of $15.0 million in senior secured convertible notes to an existing shareholder;

•	On March 17, 2008, we completed a refinancing of ROVA’s debt. The refinancing paid off all outstanding bank borrowings, bond borrowings, and the ROVA acquisition loan, and eliminated the need for the irrevocable letters of credit, which supported the bond borrowings;

•	On June 26, 2008, we completed a refinancing of our WML term debt. On that date, WML entered into a note purchase agreement with institutional investors under which it sold $125.0 million of secured notes. Also on June 26, 2008, we amended our WML Revolving Credit Agreement with its lenders and increased the facility to $25.0 million through 2013. We are not required to make principal payments on our WML debt until 2011;

•	On October 16, 2008, WRI entered into a series of transactions in order to monetize available Indian Coal Production Tax Credits. If the private letter ruling we received from the IRS on the transactions is approved by the Investor and one of our lenders, we could realize net cash flows of up to $37.1 million before taxes through 2012; and

•	On November 20, 2008, WRI’s $20.0 million revolving credit facility was extended through November 19, 2009.
These steps improved our liquidity and increased our consolidated working capital by $70.5 million from December 31, 2007, to December 31, 2008.
Conference Call
A conference call regarding Westmoreland Coal Company’s 2008 results will be held on March 16, 2009, at 9:00 a.m. Eastern Time. Call-in instructions are available on the Company’s web site and have been provided in a separate news release.
Additional Information
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-K for the period ended December 31, 2008, as the Company received a going concern opinion in our independent registered public accounting firm’s report.
Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. Westmoreland is dedicated to meeting America’s dual goals of low cost power and a clean environment. For more information visit westmoreland.com.

Forward-Looking Disclaimer
Throughout this press release, we make statements, including estimates, projections, statements relating to our business plans, objectives and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled Risk Factors (refer to Part I, Item 1A). Specific factors that could cause actual results to differ materially from such forward-looking statements include, among others, the following: worldwide economic conditions; our ability to produce coal at existing and planned future operations; changes in postretirement benefit and pension obligations; availability and costs of credit, surety bonds and letters of credit; ability to expand coal operations due to the inability to obtain bonding capacity to back new mining permits; our ability to maintain compliance with debt covenant requirements or obtain waivers from our lenders in cases of non-compliance; the ability of our subsidiaries to pay dividends to us due to restrictions in our debt arrangements; our ability to negotiate profitable coal contracts, price reopeners and extensions; our ability to maintain satisfactory labor relations and our ability to successfully negotiate labor contracts, particularly at our Rosebud Mine; financial stability of our customers, and their ability to continue to comply with their contractual commitments in a timely matter; disruptions in delivery or changes in pricing from third-party vendors of goods and services which are necessary for our operations such as fuel, steel products, explosives and tires; impact of weather on demand, production and transportation; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; coal’s market share of electricity generation; future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particular matter or greenhouse gases; and our ability to raise additional capital; our access to financing and our ability to sell assets as discussed under Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.
As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of our goals. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact: Diane Jones (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Revenues:
Coal	$419,806	$418,870	$393,482
Energy	89,640	84,953	43,244
Independent power projects — equity in earnings	250	394	7,681

	509,696	504,217	444,407

Cost and expenses:
Cost of sales — coal	350,038	345,395	311,629
Cost of sales — energy	59,757	54,951	28,376
Depreciation, depletion and amortization	41,387	38,123	29,340
Selling and administrative	40,513	44,813	42,409
Restructuring charges	2,009	4,523	—
Heritage health benefit expenses	33,452	27,589	32,821
Gain on sales of assets	(1,425)	(5,295)	(4,785)

	525,731	510,099	439,790

Operating income (loss)	(16,035)	(5,882)	4,617
Other income (expense):
Interest expense	(23,130)	(24,638)	(19,234)
Interest expense attributable to beneficial conversion feature	(8,146)	—	—
Loss on extinguishment of debt	(5,178)	—	—
Interest income	5,125	8,152	6,089
Minority interest	—	(1,194)	(2,244)
Other income (loss)	(284)	243	73

	(31,613)	(17,437)	(15,316)

Loss from continuing operations before income taxes	(47,648)	(23,319)	(10,699)
Income tax expense from continuing operations	919	199	2,405

Loss from continuing operations	(48,567)	(23,518)	(13,104)
Discontinued operations:
Income from discontinued operations, net of income tax expense of less than $0.1 million in 2007 and 2006	—	1,725	406

Net loss	(48,567)	(21,793)	(12,698)
Less preferred stock dividend requirements	1,360	1,360	1,585
Less premium on exchange of preferred stock for common stock	—	—	791

Net loss applicable to common shareholders	$(49,927)	$(23,153)	$(15,074)

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)
Loss per share from continuing operations:
Basic and diluted	$(5.25)	$(2.71)	$(1.77)
Income per share from discontinued operations:
Basic and diluted	$—	$0.19	$0.05
Net loss per share applicable to common shareholders:
Basic and diluted	$(5.25)	$(2.53)	$(1.72)

Weighted average number of common shares outstanding
Basic and diluted	9,512	9,166	8,748

	December 31,
	2008	2007
	(In thousands)
Cash Flow
Net cash provided by operating activities	$55,245	$82,516
Net cash used in investing activities	(6,588)	(43,259)
Net cash used in financing activities	(28,452)	(46,259)

	December 31,
	2008	2007
	(In thousands)
Balance Sheet Data
Total assets	$812,967	$782,528
Total debt	269,153	271,448
Shareholders’ deficit	(217,598)	(177,257)
Common shares outstanding	9,690	9,427